As filed with the Securities and Exchange Commission on October 14, 2014

Registration No. 333-197446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOFUEL ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	2869	20-5952523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Broadway, Suite 1740
Denver, CO 80202
Telephone: (303) 640-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark L. Zoeller
1600 Broadway, Suite 1740
Denver, CO 80202
Telephone: (303) 640-6500

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:
Craig F. Arcella
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Telephone: (212) 474-1000
Fax: (212) 474-3700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-197446)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment to the Registrant’s Registration Statement on Form S-1 (File No. 333-197446), as amended, is being filed pursuant to Rule 462(d) for the sole purpose of replacing the form of opinions previously filed as Exhibit 5.1 and Exhibit 8.1 to the Registration Statement with the executed versions of such opinions. As such, only the cover page, Item 16(a) of Part II, the signatures and the exhibits are included herein.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

II-1

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on October 14, 2014.

BioFuel Energy Corp.,

By:	/s/ Scott H. Pearce Name: Scott H. Pearce Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on October 14, 2014.

Signature	Title
/s/ Scott H. Pearce Scott H. Pearce	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Kelly G. Maguire Kelly G. Maguire	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Mark W. Wong	Director, Chairman of the Board
* Elizabeth K. Blake	Director
/s/ David Einhorn David Einhorn	Director
* Richard I. Jaffee	Director
* John D. March	Director
* Ernest J. Sampias	Director
*By: /s/ Kelly G. Maguire Name: Kelly G. Maguire Title: Attorney-in-Fact

Exhibit Index

Number	Description
2.1	Transaction Agreement, dated as of June 10, 2014, by and among BioFuel Energy Corp., JBGL Capital L.P., JBGL Exchange (Offshore), LLC, JBGL Willow Crest (Offshore), LLC, JBGL Hawthorne (Offshore), LLC, JBGL Inwood (Offshore), LLC, JBGL Chateau (Offshore), LLC, JBGL Castle Pines (Offshore), LLC, JBGL Lakeside (Offshore), LLC, JBGL Mustang (Offshore), LLC, JBGL Kittyhawk (Offshore), LLC, JBGL Builder Finance (Offshore), LLC, Greenlight Onshore Investments, LLC, JBGL Exchange, LLC, JBGL Willow Crest, LLC, JBGL Hawthorne, LLC, JBGL Inwood, LLC, JBGL Chateau, LLC, JBGL Castle Pines, LP, JBGL Castle Pines Management, LLC, JBGL Lakeside, LLC, JBGL Mustang, LLC, JBGL Kittyhawk, LLC, JBGL Builder Finance LLC and Brickman Member Joint Venture. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 13, 2014).#
3.1	Amended and Restated Certificate of Incorporation of BioFuel Energy Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed February 8, 2011).
3.1.1	Form of Charter Amendment (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 13, 2012).
3.1.2	Terms of the Charter Amendment (incorporated by reference to Item 8.01 of the Company’s Current Report on Form 8-K filed May 25, 2012).
3.1.3	Form of Amended and Restated Certificate of Incorporation.*
3.2	Amended and Restated Bylaws of BioFuel Energy Corp, dated as of March 20, 2009, (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed March 23, 2009).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Amendment #3 to Registration Statement on Form S-1 (file no. 333-139203) filed April 23, 2007).
4.2	Certificate of Designation of Series B Junior Participating Preferred Stock of BioFuel Energy Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 28, 2014).
4.3	Section 382 Rights Agreement, dated as of March 27, 2014, between BioFuel Energy Corp. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, which includes the Form of Certification of Designation of Series B Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 28, 2014).
4.4	Form of Rights Certificate.*
5.1	Opinion of Cravath, Swaine & Moore LLP regarding validity of the securities being issued.**
8.1	Opinion of Cravath, Swaine & Moore LLP regarding certain tax matters.**
10.1	Second Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC, dated as of June 19, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed August 14, 2007).
10.2	Third Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC, dated as of February 4, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 4, 2011).
10.3	BioFuel Energy, LLC Change of Control Plan (incorporated by reference to Exhibit 10.23 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007).
10.4	BioFuel Energy Corp 2007 Equity Incentive Compensation Plan (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed March 12, 2008).

Number	Description
10.5	BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25 to the Company’s Amendment #1 to Registration Statement on Form S-1
(file no. 333-139203) filed January 24, 2007).
10.5.1	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007).
10.5.2	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.2 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007).
10.5.3	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.3 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007).
10.6	BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Amendment #1 to Registration Statement on Form S-1
(file no. 333-139203) filed January 24, 2007).
10.6.1	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement (incorporated by reference to Exhibit 10.26.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007).
10.7	Tax Benefit Sharing Agreement, dated as of June 19, 2007, between BioFuel Energy Corp. and the parties listed on the signature page thereto (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed August 14, 2007).
10.8	Executive Employment Agreement, dated as of August 31, 2010, between BioFuel Energy, LLC and Scott H. Pearce (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 3, 2010).
10.9	Executive Employment Agreement, dated as of August 31, 2010, between BioFuel Energy, LLC and Kelly G. Maguire (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 3, 2010).
10.10	Offer of Continued Employment, dated as of August 31, 2010, between BioFuel Energy, LLC and Mark Zoeller (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed September 3, 2010).
10.11	Form of Agreement, Release & Waiver, dated as of January 2, 2014 (incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K/A filed April 30, 2014).
10.12	Letter Agreement, dated as of July 15, 2014, by and among BioFuel Energy Corp., Greenlight Capital Offshore Partners, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Reinsurance, Ltd., Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed July 15, 2014).
10.13	Letter Agreement, dated as of July 15, 2014, by and among BioFuel Energy Corp., Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P. and Third Point Reinsurance Company Ltd. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed July 15, 2014).
10.14	Letter Agreement, dated as of July 15, 2014, between BioFuel Energy Corp. and JMB Capital Partners Master Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 15, 2014).
10.15	Letter Agreement, dated as of July 15, 2014, between BioFuel Energy Corp. and Lonestar Partners, LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 15, 2014).

Number	Description
10.16	Letter Agreement, dated as of July 15, 2014, between BioFuel Energy Corp. and North Run Master Fund, LP (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 15, 2014).
10.17	Letter Agreement, dated as of July 15, 2014, between BioFuel Energy Corp. and Scoggin LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed July 15, 2014).
10.18	Voting Agreement, dated as of June 10, 2014, by and among BioFuel Energy Corp., Greenlight Capital Offshore Partners, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Reinsurance, Ltd., Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 13, 2014).
10.19	Commitment Letter, dated as of June 10, 2014, between BioFuel Energy Corp. and Greenlight Capital, Inc., on behalf of its affiliated funds and managed accounts (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 13, 2014).
10.20	Amended and Restated Limited Liability Company Operating Agreement of The Providence Group of Georgia, L.L.C., dated as of July 1, 2011.*
10.21	Amended and Restated Company Agreement of CB JENI Homes DFW LLC, dated as April 1, 2012.*
10.22	Company Agreement of Southgate Homes DFW LLC, dated as of January 29, 2013.*
10.23	Amended and Restated Limited Liability Company Operating Agreement of JBGL A&A, LLC, dated November 15, 2011.*
10.24	Employment Agreement Term Sheet regarding James R. Brickman (included in Exhibit 2.1).
10.25	Promissory Note, dated as of October 13, 2011, by JBGL Builder Finance LLC for the benefit of Inwood National Bank.*
10.26	Promissory Note, dated October 13, 2012, by JBGL Builder Finance LLC for the benefit of Inwood National Bank.*
10.27	Second Renewal, Extension and Modification of Promissory Note and Second Amendment to Business Loan Agreement, dated as of October 13, 2013, by and between JBGL Builder Finance LLC and Inwood National Bank.*
10.28	Commercial Security Agreement, dated as of October 13, 2011, by and between JBGL Builder Finance LLC and Inwood National Bank.*
10.29	Commercial Security Agreement, dated as of October 13, 2012 by and between JBGL Builder Finance LLC and Inwood National Bank.*
10.30	Business Loan Agreement (Asset Based), dated as of October 13, 2011, by and between JBGL Builder Finance LLC and Inwood National Bank.*
10.31	Business Loan Agreement, dated as of October 13, 2012, by and between JBGL Builder Finance LLC and Inwood National Bank.*
10.32	Cross-Pledge Agreement, dated as of October 11, 2013, between Inwood National Bank, JBGL Builder Finance LLC and JBGL Model Fund 1, LLC.*
10.33	Loan Agreement, dated as of December 13, 2013, between PlainsCapital Bank and JBGL Capital, LP.*
10.34	Promissory Note, dated as of December 13, 2013, by JBGL Capital, LP for the benefit of PlainsCapital Bank.*
10.35	Guaranty Agreement, dated as of December 13, 2013, by JBGL Castle Pines, LP, JBGL Chateau, LLC, JBGL Exchange LLC, JBGL Hawthorne, LLC, JBGL Inwood LLC, JBGL Kittyhawk, LLC, JBGL Mustang LLC and JBGL Willow Crest LLC, for the benefit of Plains Capital Bank.*

Number	Description
21.1	List of Subsidiaries of BioFuel Energy Corp. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed March 26, 2014).
21.2	List of Subsidiaries of JBGL.*
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm to BioFuel Energy Corp.*
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm to JBGL.*
23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1).
23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1).
24.1	Powers of Attorney (included in signature page to Registration Statement).
99.1	Form of Instructions as to Use of Rights Certificate.*
99.2	Form of Letter to Record Holders.*
99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Owners.*
99.4	Form of Letter to Clients of Nominee Holders.*
99.5	Consent of Harry Brandler, as director nominee.*
99.6	Consent of James R. Brickman, as director nominee.*
99.7	Consent of Kathleen Olsen, as director nominee.*
99.8	Consent of Richard Press, as director nominee.*
99.9	Consent of John R. Farris, as director nominee.*
101	Interactive Data*

*	Filed previously.
**	Filed herewith.
#	The Company hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request.